EXHIBIT 23.1


              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

MEDE America Corporation
East Meadow, New York

We consent to the use in Amendment No. 4 to Registration Statement No. 333-55977 of MEDE America Corporation on Form S-1 of our report dated August 5, 1998 (September 17, 1998 as to Note 12) relating to the consolidated financial statements of MEDE America Corporation as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the consolidated financial statements of MEDE America Corporation referred to in our aforementioned report also included the financial statement schedule of MEDE America Corporation listed in Part II at Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


DELOITTE & TOUCHE LLP

Jericho, New York
October 6, 1998